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                                                                      EXHIBIT 12


                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                      (DOLLARS IN MILLIONS, EXCEPT RATIOS)


                                            NINE
                                           MONTHS
                                            ENDED                YEAR ENDED DECEMBER 31,
                                          SEPT. 30,   ------------------------------------------------
                                             1995       1994       1993       1992      1991     1990
                                           --------   --------   --------   --------   ------   ------
Income before income taxes from
  continuing operations..................  $1,077.6   $1,226.7   $1,073.1   $  962.8   $847.6   $768.1
Add: fixed charges
  Interest expense.......................      42.3       56.2       48.2       55.4     65.3     82.4
   1/3 rentals...........................       7.0        8.7        8.0        7.7      7.0      6.9
  Capitalized interest...................       8.0       11.4       12.7       15.8     11.8      6.3
                                           --------   --------   --------   --------   ------   ------
     Total fixed charges.................      57.3       76.3       68.9       78.9     84.1     95.6
Less: capitalized interest...............       8.0       11.4       12.7       15.8     11.8      6.3
Add: amortization of capitalized
  interest...............................       3.7        4.1        3.5        4.1      4.0      3.8
                                           --------   --------   --------   --------   ------   ------
Earnings before income taxes and fixed
  charges (other than capitalized
  interest)..............................  $1,130.6   $1,295.7   $1,132.8   $1,030.0   $923.9   $861.2
                                           ========   ========   ========   ========   ======   ======
Ratio of earnings to fixed charges.......      19.7       17.0       16.4       13.1     11.0      9.0
                                           ========   ========   ========   ========   ======   ======
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(1) Restated for the effect of discontinued operations. "Earnings" consist of income before income taxes and fixed charges (other than capitalized interest). "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.